 EXHIBIT 12
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

                                 Omnicare, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                       For the Years Ended December 31,

                                                   1996              1995              1994
                                                 ------------------------------------------
  Income before Income Taxes                     $72,143           $41,180           $22,678
  Add:
   Interest on Indebtedness                        3,432             5,644             6,223
   Amortization of Debt Expense                      220               310               310
   Interest Portion of Rent Expense                1,963             1,522             1,157
                                                 -------           -------            ------


 Income as Adjusted                              $77,758           $48,656           $30,368
                                                 =======           =======           =======

  Fixed Charges

   Interest on Indebtedness                      $ 3,432           $ 5,644           $ 6,223
   Amortization of Debt Expense                      220               310               310
   Capitalized Interest                              386               158                49
   Interest Portion of Rent Expense                1,963             1,522             1,157
                                                 -------           -------           -------

       Fixed Charges                             $ 6,001           $ 7,634           $ 7,739
                                                 =======           =======           =======


  Ratio of Earnings to Fixed Charges (1)           12.96X             6.37x             3.92x
                                                 =======           =======           =======



 (1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.
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                                      E-97